Filed Pursuant to Rule 433
Dated June 26, 2006
Registration Statement
No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	June 26, 2006
Settlement Date (Original Issue Date):	July 3, 2006
Maturity Date:	May 10, 2010
Principal Amount:	US$225,000,000
Price to Public (Issue Price):	99.974% (Plus accrued interest from and including May 10, 2006 to but excluding July 3, 2006)

Agents Commission:	0.20%
All-in Price:	99.774%
Accrued Interest:	US$1,761,750
Net Proceeds to Issuer:	US$226,253,250 (which includes accrued interest)
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency: Coupon:	U.S. Dollars LIBOR plus 0.06%
Re-Offer Spread (plus or minus):	Plus 0.06%
Index Maturity:	Three Months
Index Payment Period:	Quarterly

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Filed Pursuant to Rule 433
Dated June 26, 2006
Registration Statement
No. 333-132807

Interest Payment Dates:	Quarterly on each February 10, May 10, August 10, and November 10 of each year, commencing August 10, 2006 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business days prior to each Interest Reset Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.

CUSIP:	36962GW83
ISIN:	US36962GW836
Common Code:	025409809

Additional Information:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issues of US$500,000,000, US$500,000,000 and US$250,000,000 principal amount of Floating Rate Notes due May 10, 2010 as described in the Issuers pricing supplement numbers 4353 dated May 4, 2006, 4367 dated May 15, 2006, and 4391 dated June 15, 2006, respectively.

Plan of Distribution:

The Notes are being purchased by Banc of America Securities LLC (the "Underwriter"), as principal, at 99.974% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 433
Dated June 26, 2006
Registration Statement
No. 333-132807

Additional Information:

At March 31, 2006, the Company had outstanding indebtedness totaling $359.920 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2006, excluding subordinated notes payable after one year, was equal to $357.254 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Three Months ended March 31,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.63

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov Alternatively, the Issuer, the underwriters or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322 (or you may e-mail a request to dg.prospectus distribution@bofasecurities.com, Investor Communications of the Issuer at 1-203-357-3950.